                                                                      Exhibit 99



                           ABERCROMBIE & FITCH REPORTS
                               JULY SALES RESULTS


NEW ALBANY, Ohio / August 7, 2003 - Abercrombie & Fitch (NYSE: ANF) today reported net sales of $133.2 million for the four-week period ended August 2, 2003, a 6% increase over last year's July sales of $126.2 million. July comparable store sales decreased 11% compared with the four-week period ending August 3, 2002.

Year-to-date, the Company reported a net sales increase of 9% to $702.4 million from $641.9 million last year. Comparable store sales decreased 7% for the year-to-date period.

The Company said that, based on its continued emphasis on margin improvement and expense control, it now expects to exceed the current consensus EPS estimate of $0.33 for the second quarter.

Abercrombie & Fitch operated a total of 625 stores at the end of July, including 167 abercrombie stores and 112 Hollister Co. stores. The Company operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com, www.hollisterco.com.
and publishes the A&F Quarterly.

To hear Abercrombie & Fitch's prerecorded July sales message, please dial (800) 642-1687, followed by the conference identification number 6754735.

On Tuesday, August 12, 2003 at 4:30 pm EST the Company will conduct its second quarter conference call. Management will discuss the Company's performance, its plans for the future and will accept questions from participants. To listen to the conference call, dial (800) 428-6675 or internationally at (706) 634-1917. To listen via the internet, go to www.abercrombie.com, select the Investor Relations page and click on Calendar of Events. Replays of the call will be available shortly after its completion. The audio replay can be accessed for two weeks following the reporting date by calling (800) 642-1687 or internationally at (706) 645-9291 followed by the conference ID number 6755952; or for 12 months by visiting the Company's website at www.abercrombie.com.




                                   # # # # # #


For further information, call:      Thomas D. Lennox
                                    Director, Investor Relations and
                                    Corporate Communications
                                    (614) 283-6751



SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION
REFORM ACT OF 1995:
The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Release, the Company's Form 10-K or made by management of the Company involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company's financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: change in consumer spending patterns, consumer preferences and overall economic conditions, the impact of competition and pricing, changes in weather patterns, political stability, currency and exchange risks and changes in existing or potential duties, tariffs or quotas, postal rate increases and charges, paper and printing costs, availability of suitable store locations at appropriate terms, ability to develop new merchandise and ability to hire and train associates.